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                                                                    Exhibit 21.1




List of Subsidiaries of Blue Dolphin Energy Company:


 .   Blue Dolphin Exploration Company, a Delaware corporation,

    .  American Resources, a majority-owned subsidiary of Blue
       Dolphin Exploration;

 .   Blue Dolphin Pipe Line Company, a Delaware corporation;

 .   Blue Dolphin Services Co., a Texas corporation;

 .   Black Marlin Energy Company, a Delaware corporation;

 .   Buccaneer Pipe Line Co., a Texas corporation;

 .   Mission Energy, Inc., a Delaware corporation;

 .   New Avoca Gas Storage, LLC, a Texas limited liability company in which the
    Company owns a 25% interest;

 .   Petroport, Inc., a Delaware corporation; and

 .   Drillmar, Inc., a Delaware corporation in which the Company owns a 37.5%
    interest.

Zephyr Drilling Ltd., a Texas limited partnership in which Drillmar, Inc. owns a 1% interest and is the general partner.